Exhibit 99.1

Welltower Announces a Transformative New Era to Maximize Long-Term Shareholder Returns

TOLEDO, Ohio, October 27, 2025 /PRNewswire/ —

•	“All-in” incentive structure encompassing all five Named Executive Officers to promote long-term continuity of Welltower management and alignment with shareholders

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Intensifying Welltower’s focus on rental housing for a rapidly expanding seniors population through the execution of $23 billion of newly announced transaction activity, including $14 billion of acquisitions, primarily comprised of seniors housing communities, in addition to $7.2 billion of outpatient medical dispositions

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Launch of “Welltower 3.0,” a new era focused on accelerating Welltower Business System-driven operational and technology transformation, reinforcing Welltower’s commitment to reinvent from within while prioritizing the experience of seniors housing residents and site-level employees

•	Appointed Jeff Stott, formerly with Extra Space Storage, as Welltower’s Chief Technology Officer

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Redoubling Welltower’s commitment to driving operational excellence through reimagination of the technology ecosystem with the addition of proven leaders from industries with higher standards to form Welltower’s “Tech Quad”

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Deepened economic alignment between Welltower shareholders and key operating partners via introduction of RIDEA 6.0 contracts and creation of the Welltower Fellowship Grant ($10 million annually) to honor the memory of Charles T. Munger and provide direct financial recognition to front-line staff at Welltower’s ten best performing seniors housing communities

•	Recent actions will meaningfully reinforce Welltower’s ability to deliver long-term compounding of per share growth for existing owners

Welltower Inc. (NYSE: WELL) (the “Company”) today announced a series of initiatives to strengthen its leadership team for the decade ahead and further align the interests of shareholders, operating partners, and management. The Company also announced key hires to intensify its focus on technology and innovation through the Welltower Business System (WBS) to further advance its mission of reinventing the seniors housing industry and amplify its industry leading growth.

Welltower’s Management Team Goes “All-In”

The Company announced today that the Board of Directors approved the Ten Year Executive Continuity and Alignment Program (or the “Program”) to secure the Company’s senior leadership, led by current CEO, Shankh Mitra, for the next decade. Under the Program, the Company’s five Named Executive Officers have agreed to receive no other compensation for the period from January 1, 2026, through December 31, 2035, other than $110,000 of annual base salary and a single, long-term equity-based incentive award that is in the form of units of the Company’s operating partnership, Welltower OP. The award is illiquid and will first become transferable starting in 2030 and will not become fully transferable until 2035. Further, one-half of the performance-based award will be subject to achievement of Welltower’s total shareholder return (TSR) relative to the TSR of the FTSE NAREIT Healthcare Index, the MSCI US REIT Index, and the S&P 500 Index, in addition to the Program’s market capitalization growth objectives, in each case over a five-year performance period. The Program is expected to be accretive to the Company’s FFO per share in 2026.

Kenneth Bacon, Chairman of the Board of Directors, said, “On behalf of the Board, I’m pleased to announce that we have secured the continuity of one of corporate America’s strongest management teams for the next decade. Under Shankh’s leadership, Welltower has transformed itself in all respects over the past 10 years, which includes the creation of win-win relationships with aligned operating partners, a sea change in its capital allocation philosophy, significant upgrade of talent, building of its regional densification strategy, and strengthening of operational acumen through WBS. Additionally, upon joining Welltower in 2016, his foresight regarding the impact of machine learning technology – both supervised and unsupervised learning – drove the development of Welltower’s industry-leading data science platform. Through the scale achieved from our data science capabilities, the company has closed or announced approximately $54 billion in acquisitions and $27 billion in dispositions over the past decade including $43 billion of acquisitions since Shankh took over as CEO, shaping not only the premier portfolio in the industry, but also one with a higher growth profile. While much has been discussed on what we completed, of equal importance is the discipline exercised in forgoing hundreds of billions of dollars of other opportunities. The team is comprised of first principle thinkers who are not distracted by Wall Street ‘noise’ or prevailing industry trends. They possess extraordinarily high standards, clarity of thought, and ‘uncommon common sense.”

“Perhaps Shankh’s most important contribution to the company, however, is fostering a culture of owners across the organization – not mangers with agency problems – who take extreme pride in their fiduciary responsibility to the Company’s shareholders. He has taken great personal pride in attracting, nurturing, and developing top-tier talent, allowing our team members to gain broad experience and amass strong track records. The Company’s unique culture and our world-class team’s execution have elevated Welltower to its position as the largest publicly traded real estate company globally by market capitalization as of the five year anniversary of Shankh’s tenure as CEO of Welltower.” Mr. Bacon continued, “Through both collective achievements and individual strengths, the team has earned recognition as some of the most respected and sought-after talent in the real estate industry. In that vein, the Board is acutely aware of the recent wave of retirements within leadership positions at leading public and private real estate firms, which are expected to accelerate in the coming years. Through today’s announcement, we are seeking to secure the continuity of this exceptional team, a reflection of the Board’s commitment to ensuring Welltower’s continued success years from now, and over the course of the next decade. As outlined in our Ground Rules document, Welltower operates with the mindset of a private partnership, emphasizing a five-year measurement period given our long-term business model. Following this construct, the company has delivered exceptional absolute and relative returns for its owners under Shankh’s leadership.”

	Welltower	Healthcare REITs	Relative Results	RMZ Index	Relative Results	S&P 500	Relative Results	Nasdaq	Relative Results
5 Years Ending October 5, 2025		(ex-Welltower)		(ex-Welltower)
	(1)	(2)	(1) – (2)	(3)	(1) – (3)	(4)	(1) – (4)	(5)	(1) – (5)
Average Annual Gain	28.5%	3.2%	25.3%	7.0%	21.5%	16.2%	12.3%	15.9%	12.6%
Overall Gain	249.9%	17.0%	232.9%	40.4%	209.5%	112.1%	137.8%	109.1%	140.8%

Mr. Bacon added, “Notably, the past five years have presented significant challenges for the real estate sector amid expansive macroeconomic and fundamental headwinds while technology-oriented companies thrived. Nonetheless, Welltower’s relative returns versus immediate peers in the health care real estate index, all real estate index, and broader market indices including the S&P 500 and NASDAQ, have been nothing short of remarkable. These returns have also been achieved while the company has meaningfully reduced risk across the enterprise. Management’s prudent deleveraging of the company’s balance sheet has culminated in a credit rating of ‘A-’ from S&P and ‘A3’ from Moody’s. Operational risk has likewise been reduced through the creation of the Welltower Business System, the hiring of hundreds of exceptional operating and asset management professionals, and the evolution of operator contracts designed to maximize alignment and flexibility.”

During the first five years of Mr. Mitra’s tenure as CEO, Welltower’s market capitalization has increased over fivefold—from roughly $22 billion to $117 billion. Going forward, one-half of the equity-based award granted under the Program will be ratably allocated among two performance goals, (i) the Company increasing market capitalization by, at maximum levels, an additional $100 billion over the next five years while maintaining positive TSR and (ii) the Company delivering TSR relative to each of the FTSE NAREIT Healthcare Index, the MSCI US REIT Index, and the S&P 500 Index with, at maximum levels, a 6% relative compound annual growth rate.

Mr. Bacon continued, “Importantly, the Program reflects the five principles that we have previously outlined regarding incentive design: (i) simple, (ii) significant, (iii) duration-matched, (iv) non-gameable, and (v) earned as a team. We believe the Program clearly embodies these tenets.”

“The Board would be remiss not to recognize Shankh’s exceptional leadership and sound judgment in the midst of the COVID-19 crisis, undoubtedly the most difficult time in Welltower’s history. During this critical period, Shankh not only took decisive actions to support our operating partners and seniors housing residents but also made bold capital allocation decisions, created win-win partnerships through operator realignments, developed the Welltower Business System and strengthened the balance sheet—all of which have laid the foundation for years of outsized growth and shareholder returns.”

Mr. Bacon concluded, “The Program underscores management’s conviction in Welltower’s future and creates extraordinary alignment with our shareholders. The bar has been set intentionally very high for the team—especially after the Company’s significant outperformance over the last 5 years—and it is ready.”

Mr. Mitra stated, “I am deeply grateful for the support of the Board of Directors and humbled for their consideration to lead Welltower into the next decade. While we believe our recent results and shareholder value creation to be somewhat satisfactory, we feel that the period ahead for this company— with a narrowing focus on operational excellence and technological transformation in housing for an aging population—holds even greater potential than the past 10 years. In fact, our executive leadership team is going all-in on this view.” He continued, “And, when everyone is all-in, not only do amazing things happen; the improbable things become possible. Everyone at our organization shows up to win. We have created a seamless web of deserved trust, shared sacrifice, unity of purpose, and mirrored reciprocation. These seemingly mundane qualities in the right combination create a leaping emergent effect of a culture where everyone is fully committed - we go all-in and stay all-in.”

He added, “Welltower’s future is extraordinarily bright. By maintaining a long attention span and narrowing our focus on what truly matters, we believe we are better positioned than ever to achieve our North Star: the long-term compounding of per share earnings and cash flow growth for our existing owners. We cannot be distracted, dissuaded, nor discouraged.”

Welltower 3.0

“After re-founding Welltower 10 years ago, and advancing to Welltower 2.0 from 2020-2025, we are now entering the next era of our journey: Welltower 3.0,” said Mr. Mitra. “With the foundation of WBS having been created under the leadership of John Burkart and with our announcement today on exiting operations of our outpatient medical business, we are now singularly focused on operations and technology transformation to elevate the experience of mature and older adults in our communities and that of site level employees. While our capital deployment opportunity set remains robust as evidenced by today’s announcement of $14 billion of acquisitions, we believe that as an operating company within a real estate wrapper, the continued evolution of our technology ecosystem through WBS is paramount to enhancing our growth trajectory. It is critical that we constantly re-invent ourselves from within or risk being disrupted from the outside.”

He continued, “Over the past decade, we’ve created the leading data science platform in the real estate sector which has played a key role in our rifle shot approach to capital allocation—one asset at a time. We have the team, infrastructure, and, most importantly, a data-driven mindset which will enable us to dramatically expand our operational acumen to deepen and widen our moat. Alongside our best-in-class operating partners, we seek to deliver an unparalleled experience for seniors housing residents and site level employees. And we believe that a singular focus on operations and technology on this niche segment of rental housing to be the fastest path to fulfilling this mission.”

Realignment and Expansion of Leadership Team for Next Phase of Growth

To further solidify Welltower’s leadership team for the decade ahead and to reflect the Company’s narrowing focus on WBS and its technology initiatives, the Company today announced a series of promotions, key hires, and organizational realignment.

“I am delighted to announce the promotion of Matthew Carrus, Andrew Cohen, Patrick Keppenne, Russ Simon, and Krishna Soma to Executive Vice President (EVP). These individuals have not only been instrumental in driving Welltower’s growth but also in shaping a culture of ‘decisive disruptors’ who believe we can reinvent seniors housing as an asset class. All of them also share two rare genetic qualities: a ‘delayed gratification’ gene referring to their instinctive bias towards sacrificing an immediate reward for a much larger gain tomorrow and a ‘fiduciary gene’ representing their innate desire to put the interests of our owners ahead of their own.”

Russ Simon has been promoted to the newly created role of EVP – Operations. Mr. Simon had previously served as SVP – Co-Head of US Investments and will assume direct responsibility for the Company’s Asset Management, Capital Planning, and Experiential Team functions. He will report to John Burkart and dedicate his efforts solely towards operations across Welltower’s 2,000+ communities upon closing of the Company’s announced transactions.

Andrew Cohen and Patrick Keppenne have been promoted to EVP – Investments. Mr. Cohen previously served as SVP – Co-Head of US Investments and Mr. Keppenne previously served as SVP – Investments. Both individuals, along with Eddy Cheung – EVP – International, will continue to lead Welltower’s day-to-day investment function but will also assume greater asset management responsibilities. Mr. Cohen and Mr. Keppenne will continue to report to Nikhil Chaudhri, Co-President and Chief Investment Officer.

Matthew Carrus and Krishna Soma have been promoted to EVP – Corporate Finance. Mr. Carrus previously served as SVP – Treasurer, Finance and Capital Markets and, going forward, will assume day-to-day oversight of the Company’s Tax and Accounting functions. Mr. Soma previously served as SVP – Corporate Finance and, going forward, will assume responsibility for the Company’s Capital Markets and Financial Planning & Analysis functions. Both will continue to report to Tim McHugh, Co-President and Chief Financial Officer. These changes will allow Mr. McHugh to focus more deeply on WBS, digital transformation initiatives, and innovation.

Welltower management is working with the board of directors on a long-term incentive and retention structure for the two existing and five newly promoted EVPs.

Technology, Data, Information, and Innovation – the Founding of Welltower’s Tech Quad

The Company today also announced the hiring and appointment of several proven technology and innovation executives to accelerate the reimagination of its technology ecosystem. This includes the hiring of Jeff Stott, an 11-year veteran of Extra Space Storage, as Chief Technology Officer. Tucker Joseph and Logan Grizzel have been appointed to the newly created roles of Chief Information Officer and Chief Innovation Officer, respectively. Together, these individuals in conjunction with our current Chief Data Officer, Swagat Banerjee, will form Welltower’s “Tech Quad.”

Mr. Mitra said, “At Welltower, we are obsessive in our focus on dogged, incremental, continuous improvement and innovation, with a relentless and single-minded pursuit of operational excellence. In this vein, we are thrilled to welcome Jeff, Tucker, and Logan, adding further talent to Welltower from industries with higher standards. Along with Swagat, our Tech Quad will drive all of the Company’s technology initiatives, including data science, digital transformation, and innovation, all in an effort to dramatically improve the resident and site level employee experience.”

Mr. Stott joins Welltower as Chief Technology Officer. He previously served as SVP, Head of Technology at Extra Space Storage, an S&P 500 company, with a portfolio spanning 4,000+ properties across the United States. During his 11-year tenure at Extra Space, the company’s footprint expanded nearly four-fold with Mr. Stott leading the complete re-creation of the company’s next-generation digital platform, including the development and migration of its property management, revenue management, and point-of-sale systems across thousands of self-storage properties. His work dramatically transformed the customer and employee experience through initiatives including online leasing, mobile access control, and CRM enhancement. Mr. Mitra commented, “Jeff’s background is especially relevant to Welltower as the seniors housing sector today closely resembles self-storage 15 years ago, when use of sophisticated technology was scarce. The self-storage industry has since undergone a tech-driven transformation, emerging as one of the most advanced real estate sectors from an operational technology standpoint, which Welltower seeks to emulate.”

Mr. Grizzel joins Welltower as Chief Innovation Officer with a corporate-venture focus on translating external innovation into scalable value across the portfolio. He joined the Company in August 2025, following his role as an Operating Partner at MUUS Climate Partners, a venture firm that backs companies at the intersection of technological innovation and decarbonization. Prior to that, Mr. Grizzel was CTO & Partner at Blackhorn Ventures, investing in entrepreneurs driving resource efficiency through engineering-based solutions. Earlier in his career, he held leadership roles at Navigant and spent over a decade at Toyota Motor Corp, where he spearheaded its alternative fuel, fuel cell, and mobility strategy, giving him a rare blend of investor rigor and operator credibility. Mr. Grizzel brings deep expertise in evaluating and scaling built world technologies, and in aligning investment decisions with operational execution. This background makes him uniquely suited to guide Welltower’s community-level technology initiatives to drive higher resident and employee satisfaction and shape the Company’s next-generation growth strategy. He holds a Bachelor of Science degree in Physics from the Georgia Institute of Technology.

Mr. Joseph has been appointed to the newly created position of Chief Information Officer. He joined Welltower earlier this year to shape the Company’s enterprise and data architecture. His career includes leadership positions at Clear Street, where he was technology lead for clearing and custody systems, and at Dover, where he developed data-driven recruiting platforms. Mr. Joseph also co-founded and scaled Mansa Gaming, architecting its cloud-native casino platform, and earlier built large-scale ad tech systems at Chartboost. He began his career as a product manager at SSI Health, working on EHR software. With deep technical expertise spanning cloud infrastructure, distributed systems, and high-performance compute platforms, Mr. Joseph brings a proven track record of designing and scaling complex systems that will be central to advancing Welltower’s technology transformation. He holds a Bachelor of Arts degree in Mathematics from the University of Pennsylvania.

Mr. Mitra continued, “The real estate sector, in general, and seniors living, in particular, has historically underutilized the real power of technology to improve day-to-day operations with a goal of enhancing the lives of residents and the workflow for site level employees. Housing for mature and older adults remains surprisingly tech poor despite its substantial TAM and the opportunity to positively impact the built environment for approximately 150 million people. With this team in place led by Jeff, Logan, Swagat and Tucker, we have immediately bolstered our ability to accelerate growth and innovation. At Welltower, we embrace the principle that efficiency is maximized when contrast is greatest: the hottest possible source paired with the coldest possible sink.”

Creating Additional Alignment Across Welltower’s Operating Partners: Introduction of RIDEA 6.0 and Welltower Fellowship Grant to Honor the Memory of Charles T. Munger

Welltower today announced the latest iteration of its RIDEA contract (6.0), creating even greater alignment between Welltower’s shareholders and key growth operators. Mr. Mitra said, “I am excited to announce that three of our largest operating partners, Cogir, Oakmont, and StoryPoint, will represent the founding class of one of Welltower’s most important changes in years. Beginning in 2026, these operators will be going ‘all-in’ alongside Welltower’s management and have elected to receive a significant portion of their incentive fee in the form of units of the Company’s operating partnership, Welltower OP, a reflection of their confidence in WBS and the growth trajectory of the Company.”

Mr. Mitra said, “Even as we redouble our commitment to operations and technology at the Welltower level, we recognize—more than ever—the importance of our premium operating partners on our business. Last mile interactions of family members, residents, and site level employees will always be at the core of our business. The goal of WBS is to bring system-level thinking to remove bottlenecks, streamline flow, and minimize friction from all these interactions and focus solely on areas where scalability creates a strategic advantage, while relying on our premier operating partners to solve the unremovable complexities that are inherent in our business. The changes in the RIDEA 6.0 model are designed to bring Welltower’s shareholders, management, and operating partners all-in as owners, not managers with agency problems.”

Additionally, the Company announced the creation of the Welltower Fellowship Grant to honor the memory of Charles T. Munger. The annual $10 million grant to our operating partners will be divided among Welltower’s ten best performing communities and payable solely to frontline workers in the form of Welltower stock. Team members who drive innovation to improve resident satisfaction and quality of care for seniors as well as achieving operational results and performance improvement goals will be eligible for these awards.

Mr. Mitra added, “We are pleased to announce the continued evolution of our RIDEA agreements, as previously described, with select operating partners. Through our RIDEA 3.0–5.0 contracts, we have already achieved strong financial alignment; now, by structuring incentive fees in Welltower operating partnership units, we are adding an even greater level of alignment between our operating partners and our owners. These partners have fully embraced WBS and our growth trajectory, and they remain crucial to the company’s long-term success.” Mr. Mitra continued, “In addition, the success of our communities—and the quality of the resident experience—relies heavily on the dedication of frontline employees. The Welltower Fellowship Grant will reward their unrelenting effort to provide the highest quality care and service to our seniors population. Community performance will be evaluated not only on financial results but also on resident satisfaction, underscoring their role as our primary KPIs for future success. Additionally, following one of the key tenets of incentive design, the grant is duration-matched, requiring recipients to hold the awarded stock for one year.”

He added, “Charlie consistently emphasized during his life that capitalism, when practiced with discipline and integrity, is the greatest system for human progress that can secure and uplift the economic livelihood of everyday people. We are introducing this fellowship to honor Charlie’s memory and to reflect his unmistakable belief in the power of capitalism to change people’s lives. By introducing this grant for front-line staff, aligning operator incentive fees with Welltower stock, and through the commitment by Welltower’s management team to go all-in through the Ten Year Executive Continuity and Alignment Program, we are establishing a new standard of stewardship, alignment, and shared purpose across all stakeholders.”

Mr. Mitra concluded, “The seniors housing sector remains in the midst of a cyclical upswing that we believe will persist well into the next decade. Beyond that, powerful secular tailwinds—most notably the rapid expansion of the 85+ population—will extend growth opportunities for many years to come. But we are most excited about the structural growth of the business, driven by the digital transformation reshaping the industry to meaningfully improve the experience and satisfaction of residents, their families, and site-level employees. We believe these changes will further enhance our ability to compound per share growth for our existing owners for decades ahead. Realizing this vision requires complete commitment. At Welltower, we believe the most powerful force on earth is the human soul on fire. We have built a culture of owners where our entire team is all-in, with everybody’s soul on fire.”

About Welltower Welltower Inc. (NYSE: WELL), an S&P 500 company, is positioned at the center of the silver economy, focusing on rental housing for aging seniors across the United States, United Kingdom, and Canada. Our portfolio of 2,000+ seniors and wellness housing communities are positioned at the intersection of housing and hospitality, creating vibrant communities for mature renters and older adults. We believe our real estate portfolio is unmatched, located in highly attractive micromarkets with stunning built environments. Yet, we are an unusual real estate organization as we view ourselves as an operating company in a real estate wrapper, driven by highly-aligned partnerships and an unconventional culture. Through our disciplined approach to capital allocation powered by our Data Science platform and superior operating results driven by the Welltower Business System—our end-to-end operating platform—we aspire to deliver long-term compounding of per share growth for our existing investors, our North Star.

More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”. Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release and our web address is included as an inactive textual reference only.

Forward-Looking Statements and Risk Factors This document contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. These statements include, among other things, the Company’s statements regarding its plans to maximize long-term shareholder returns; management’s expectations regarding the success of its initiatives, including the Program, leadership realignment, operational and technology initiatives, and additional alignment across the Company’s operating partners; and the management’s outlook as to the Company’s future growth. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower’s actual results to differ materially from Welltower’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the impact of macroeconomic and geopolitical developments, including economic downturns, elevated inflation and interest rates, political or social conflict, unrest or violence or similar events; the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the healthcare industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements, public perception of the healthcare industry and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the healthcare and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower’s ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters, public health emergencies and extreme weather affecting Welltower’s properties; Welltower’s ability to re-lease space at similar rates as vacancies occur; Welltower’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower’s properties; changes in rules or practices governing Welltower’s financial reporting; the movement of U.S. and foreign currency exchange rates and changes to U.S. and global monetary, fiscal or trade policies; Welltower’s approach to artificial intelligence; Welltower’s ability to maintain its qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower’s reports filed from time to time with the SEC. Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.